Exhibit 4.2

Article II ISSUER ADMINISTRATION AND TRANSFER AGENT SERVICES AGREEMENT

THIS ISSUER ADMINISTRATION AND TRANSFER AGENT SERVICES AGREEMENT (this “Agreement”) is entered into and effective as of July 1, 2026 (the “Effective Date”), by and between T7X Equity, Inc., a Wyoming corporation and registered transfer agent pursuant to the Exchange Act of 1934, as amended (the “Administrator”) and DeedFlow, Inc., a Delaware Corporation (the “Issuer”). Administrator and Issuer are at times referred to collectively herein as “Parties” and each individually as a “Party”.

WHEREAS, Issuer intends to or has made an offering of Securities;

WHEREAS, the offering is intended to be exempt from registration pursuant to Regulation A, Tier 2, under Section 3(b) of the Securities Act of 1933, as amended;

WHEREAS, either: (i) Issuer may permit some of the Securities to be issued as tokens on a blockchain or (ii) the Administrator may utilize a blockchain to manage the master securityholder file (the “MSF”);

WHEREAS, Issuer desires to secure the provision of certain administration and transfer agent services related to the Securities; and,

WHEREAS, Administrator is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Issuer and Administrator hereby agree as follows:

ENGAGEMENT, SERVICES AND COMPENSATION

Engagement and Services. Issuer hereby retains and engages Administrator to provide the services set forth on Exhibit A, attached hereto (the “Services”) and Administrator hereby accepts such retention and engagement pursuant to the terms and conditions of this Agreement. At the commercially applicable time(s), Administrator shall promptly provide each of the Services using such employees, vendors, third-party software providers, subcontractors, and agents as Administrator deems appropriate in its commercially reasonable business judgment in the furnishing of the Services. The obligations set forth in the “Confidential Information” section below extends to such employees, vendors, third-party software providers, subcontractors, and agents.

Compensation. Issuer shall pay Administrator the amounts in accordance with the elected schedule in Exhibit B, attached hereto, on or before the applicable date set forth on Exhibit B. Any undisputed late payments outstanding for more than thirty (30) days after the due date thereof shall bear interest at the rate of ten percent (10%) per annum.

Delegation. Administrator may delegate or sub-contract any duties or functions it deems reasonably necessary in order to perform the Services to any other third party. Unless otherwise agreed by Issuer, Administrator and any such delegate or sub-contractor, any fees and expenses payable to any delegate or sub-contractor shall be borne by Administrator, and Administrator shall remain liable to the Issuer for the performance of any duties or functions so delegated or sub-contracted by Administrator. The obligations set forth in the “Confidential Information” section below extends to such sub-contractors. Issuer acknowledges that certain Confidential Information and Issuer Documents shall be shared with Administrator’s affiliates in connection with implementation of the online project portal and data storage.

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Blockchain Authorizations.

Issuer grants Administrator authorization to exercise any required administrative roles and execute functions on any applicable blockchain or for any applicable smart contract to perform the Services. The Administrator is authorized to create (mint) new tokens and deliver them to a verified investor’s wallet. The Administrator is authorized to destroy (burn) existing tokens. The Administrator is authorized to move tokens between wallets upon changes in ownership. Issuer will provide any additional board resolutions or officers certifications to document Administrator’s authority to perform the Services in this manner.

Where the Issuer tokenizes Securities without a blockchain ledger constituting the MSF, the tokens represent book-entry records of the underlying Securities and do not represent a separate security. The existence of tokens and related smart contracts does not create a custody relationship between the Administrator and the Issuer or the Administrator and any investor.

Where the Issuer tokenizes Securities and has integrated the blockchain ledger into the MSF, the tokens represent the book-entry interests of the underlying securities on the blockchain ledger. The blockchain ledger serves as the MSF, and the transfer of a token on-chain constitutes the legal transfer of the underlying share. The existence of tokens and related smart contracts does not create a custody relationship between the Administrator, the Issuer or any investor. The Administrator maintains the authority necessary to fulfill its regulatory its duties and to maintain the accuracy of the MSF.

Administrator makes no representation or warranty regarding any public blockchain or third-party stablecoin issuer and disclaims liability for external protocol failures, forks, or issuer performance.

Administrator may, in its reasonable discretion and without liability, refuse to process or reverse any transfer that violates the Agreement, applicable Law, or Administrator’s policies. Administrator shall have no liability to the Issuer or any investor for taking any corrective action it deems reasonably necessary to maintain the accuracy or integrity of the blockchain or the on-chain records which may comprise the MSF.

CONFIDENTIAL INFORMATION

Issuer and/or Administrator may from time to time during the term of this Agreement disclose to the other Party certain non-public information including, without limitation, information regarding confidential information relating to its business (such non-public information, the “Confidential Information”). This Confidential Information includes, but is not limited to, information concerning internal business operations, methodologies, processes, techniques, trade secrets and know-how, financial results of operations, financial data and records, marketing procedures, compilations of information, strategies and techniques, business decisions and strategies, methods of doing business, manufacturing methods or processes, design systems, smart contracts, business and marketing plans, and other documents and information that is used in the operation, technology, and business dealings. Each Party covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of each Party, all of which proprietary, secret, or confidential information constitutes “trade secrets”. The receiving Party shall refrain from using or exploiting any and all Confidential Information for any purposes or activities other than those contemplated in this Agreement or any other written agreement entered into by and between the Parties.

Confidential Information shall not be deemed to include any information which: (i) was already lawfully known to a Party at the time of disclosure by a Party; (ii) was or has been disclosed by a Party to a third party without obligation of confidence; (iii) was or becomes lawfully known to the general public without breach of this Agreement; (iv) is independently developed by a Party without access to, or use of, the Confidential Information; (v) is approved in writing by a Party for disclosure; or (vi) is required to be disclosed by law or by the order of a court or similar judicial or administrative body; provided, however, that (to the extent legally permissible) a Party shall notify the other of such requirement immediately and in writing, and shall cooperate reasonably in the obtaining of a protective or similar order with respect thereto.

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The provisions of this Agreement governing confidentiality, arbitration and attorneys’ fees shall survive any cancellation, termination, rescission or expiration of this Agreement and any termination of the Administrator’s engagement with the Issuer. The Parties’ obligations under this Section 2 shall survive the termination of this Agreement for any reason whatsoever.

TERM AND TERMINATION

Term. Unless earlier terminated pursuant to Section 3.2 below, the term of this Agreement shall commence on the Effective Date and shall run for three years. The term of this Agreement shall be automatically extended for additional one-year terms thereafter unless either party provides notice on non-renewal 60 days prior to the end of any term.

Termination. The Administrator may terminate this Agreement upon thirty calendar (30) days’ notice to the Issuer if the Issuer is in material breach of this Agreement, including but not limited to, failure to pay such fees as outlined in this Agreement and if such breach remained uncured for a period of thirty (30) days. Upon termination of this Agreement for any reason, each Party shall cease all use of the other Party’s Confidential Information. In connection with any termination, Administrator shall take all reasonable actions as may be requested by the Issuer to transfer any and all records relating to its Services hereunder to the Issuer and any replacement administrator engaged by the Issuer within thirty (30) calendar days.

LIMITATION OF LIABILITY; INDEMNIFICATION

In the absence of any material breach of this Agreement, gross negligence or willful misconduct by Administrator in the performance of Administrator’s duties under this Agreement, neither Administrator nor any Administrator Indemnified Party shall be liable to Issuer, any partner, member or investor in Issuer, or any other person on account of any act or omission by Administrator or any Administrator Indemnified Party in the performance of the Services.

Issuer agrees to indemnify Administrator and any Administrator Indemnified Party from and against any and all actual, out of pocket liabilities, obligations, losses, damages, penalties, actions, judgments, claims, demands, suits, costs, expenses or disbursements (including reasonable, out of pocket attorneys’ fees)(any of the foregoing being a “Claim”) which may be imposed on, incurred by or asserted against Administrator howsoever solely to the extent arising (other than by reason of material breach of this Agreement, gross negligence, or willful misconduct on the part of Administrator or any Administrator Indemnified Party) out of Administrator’s provision of the Services in accordance with the terms and conditions of this Agreement. In no event and under no circumstances will Issuer be liable for any special, indirect, punitive, consequential or similar damages.

Administrator shall be entitled to treat as valid any shareholder data certificate or position for Securities purporting to have been issued or prepared by or on behalf of the Issuer prior to the Effective Date of this Agreement and the Issuer shall indemnify and save harmless Issuer, its officers, directors, employees, successors, assigns and agents from any liability or claims that may be made against them by reason of Administrator treating any such shareholder data, certificate or position as valid. Administrator is hereby expressly relieved from any duty or obligation to (a) correct incomplete shareholder data prepared on behalf of the Issuer prior to the Effective Date of this Agreement; and (b) verify the signature or the authority to sign of the person or persons purporting to sign any such certificate on behalf of the Issuer or on behalf of any other institution that was appointed the transfer agent of the Securities prior to the Effective Date.

The Issuer shall indemnify and hold the Administrator harmless from and against any penalties, interest, or additions to tax imposed by the Internal Revenue Service resulting from inaccurate data provided by the Issuer.

Notwithstanding any other indemnification, either at law or contained in this Agreement, to which Administrator or any other Administrator Indemnified Party may be entitled (which shall be in addition to, and not in substitution for, the following), Issuer agrees to indemnify Administrator and each Administrator Indemnified Party from and against any Claim, except as prohibited by law, which may be imposed on, incurred by or asserted against any of them arising from any inaccuracy or incompleteness of any information supplied by or on behalf of Issuer to Administrator.

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For purposes of this Section 4, “Administrator Indemnified Party” shall mean Administrator and any of Administrator’s respective directors, officers and affiliates.

NON-EXCLUSIVITY.

Issuer acknowledges that Administrator provides or may provide similar services to any other individual or entity.

ISSUER DOCUMENTATION & DRAWDOWN OBLIGATIONS.

Issuer shall deliver the following to Administrator: (i) copies of the Constitutive Documents and Offering Documents within ten (10) business days of the Effective Date (such delivery date, the “Issuer Documentation Date”), (ii) on an ongoing basis, any future amendment, supplement or additional document comprising Issuer Documents, and (iii) on an ongoing basis, such other documents and information as Administrator may from time to time reasonably require to enable it to perform the Services and comply with its duties and obligations under this Agreement.

For purposes of this Section 6:

“Constitutive Documents” means: (i) certificate(s) of formation of Issuer, (ii) the articles of organization, association, incorporation or other applicable articles of Issuer, (iii) the partnership agreement or limited liability company operating agreement, (iv) bylaws, or shareholder agreement authorizing tokenized offerings, as applicable, (v) corporate governance document including consents, minutes, resolutions, (vi) such other documents (if any) under or pursuant to which Issuer is constituted, as the same may be amended, supplemented or superseded from time to time.

“Offering Documents” means any prospectus, offering statement, offering memorandum, private placement memorandum, information memorandum, offering circular, selling securityholder power of attorney, special purpose vehicles, listing particulars, business plan, economic report, notice or other similar document issued by Issuer from time to time relating to Issuer and/or the offering of the interests in Issuer, including without limitation the Subscription Documents attached thereto or provided therewith to prospective investors, in each case as the same may be amended, supplemented or superseded from time to time.

“Subscription Documents” means the subscription agreement or other subscription application from a prospective investor to subscribe for interests in Issuer.

“Issuer Documents” means the Constitutive Documents, the Offering Documents and the Subscription Documents.

In addition to the above, Administrator reserves the right at all times to request additional documentation as may be necessary for Administrator to reasonably review any request and Issuer shall deliver any such documentation requested by Administrator.

In the event that Issuer appoints Administrator as agent to distribute to holders of Securities dividends, Issuer shall provide Security holder information to Administrator in order for Administrator to contact such holders and obtain the information necessary to make dividend payments or pay amounts owed. Issuer acknowledges that Administrator shall disburse dividends upon receiving written direction from the Issuer and a certified copy of a resolution of the board of directors of the Issuer declaring such dividends. All payments shall be made by Issuer from Issuer funds.

REPRESENTATIONS AND WARRANTIES OF ISSUER.

Issuer represents and warrants to Administrator that it has full power and authority to enter into this Agreement, and it has taken all necessary corporate action and has obtained all necessary Authorizations and consents, to authorize the execution of this Agreement and appoint Administrator to provide the Services in accordance with the terms of this Agreement, and that this Agreement will constitute legal, valid and binding obligations of Issuer enforceable against it in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity.

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Issuer represents and warrants to Administrator that the documents delivered to Administrator pursuant to Section 6 above are true, complete and accurate in all material respects and Issuer further represents and warrants that will keep Administrator informed of any material changes to the Issuer Documents at all times.

Issuer represents and warrants that it has not and will not issue any Securities in physical form. All Securities issued by issuer shall be in “book entry” form. “Book entry” means that ownership interests shall be recorded and kept only on the books and records of Issuer or Administrator. “Securities” shall mean the equity, debt and revenue share securities, including any warrants and options, of Issuer sold to investors.

Issuer represents and warrants that it has reviewed its articles/certificate of incorporation, by-laws and other governing documents and such documents allow for the issuance of book-entry Securities. Issuer acknowledges and agrees that upon receipt of written instructions from the Issuer, Administrator may record book entry Securities issuances on behalf of issuer.

Issuer represents and warrants that all Securities to be covered by this Agreement that are issued and outstanding on the Effective Date are fully paid and non-assessable and that with respect to future allotments and issuances of Securities, Administrator shall be entitled to regard such Securities as fully paid and non-assessable. Issuer will provide Administrator will complete lists of existing holders of Securities at the time of this Agreement.

If Issuer is relying on the exemption from registration of the Securities under Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), then issuer represents and warrants:

Issuer is an eligible issuer under Regulation A;

Securities offered are eligible to be issued under Regulation A;

Issuer has filed a Form 1-A Offering Statement with the SEC, as described in Regulation A, §230.252 and §239.90, prior to making an offering to the public pursuant to Regulation A;

Issuer has complied with the marketing and advertising requirements of 17 C.F.R. Part II, and Securities and Exchange Commission regulations and FINRA Rules.

Issuer has filed blue sky notices filed in each state where investors reside, and

Issuer and Issuer counsel have taken the steps required to review non-US investors, as required by applicable international regulations.

REPRESENTATIONS AND WARRANTIES BY ADMINISTRATOR.

Administrator represents and warrants to Issuer that Administrator shall perform the Services hereunder: (a) in accordance with the terms and subject to the conditions set out in this Agreement; (b) using personnel of commercially reasonable skill, experience, and qualifications; and (c) in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services. Administrator represents and warrants to Issuer that it has full power and authority to enter into this Agreement, and it has taken all necessary corporate action and has obtained all necessary Authorizations and consents, to authorize the execution of this Agreement and perform the Services in accordance with the terms of this Agreement, and that this Agreement will constitute legal, valid and binding obligations of Administrator enforceable against it in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity.

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COMPLIANCE WITH LAWS.

The Parties shall at all times strictly comply with all applicable laws, rules, regulations, and governmental orders, now or hereafter in effect, relating to their performance of this Agreement. Each Party further agrees to make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits, and authorizations (collectively, “Authorizations”) required under applicable law, regulation, or order for such Party to perform its obligations under this Agreement. The Parties agree that Administrator shall record and preserve records, in digital format for five (5) years beginning of the last day of the federal fiscal year where any transaction occurred.

MISCELLANEOUS

Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or five (5) business days after being mailed by first class U.S. mail or overnight courier, or when receipt is acknowledged, if sent by facsimile or email. Notices, demands and communications to Issuer or Administrator will, unless another address is specified in writing, be sent to the address indicated below:

To Issuer:

DeedFlow, Inc.

5263 West, Windsor Ln,

Highland, UT 84003

Attn: Megan Shaw, CEO

To Administrator:

T7X Equity, Inc,

18200 Von Karman Avenue

Suite 850

Irvine, CA 92612

Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

Assignment. Neither Party may assign any of its rights and delegate all or any of its duties or obligations under this Agreement without the prior written consent of the other Party except for those delegation rights prescribed in Section 1.3. Subject to the foregoing restrictions, this Agreement will be binding upon and will inure to the benefit of any successor of either Party hereto.

Entire Agreement, Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, and communications between the Parties, whether oral or written, relating to the same subject matter. No change, modification, or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by the Party or Parties against whom the same is sought to be enforced.

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Further Assurances. Each Party will execute and provide all documents or instruments reasonably requested by the other Party in order to confirm and implement the rights accruing to any Party under this Agreement.

No Waiver. No waiver (whether express or implied) by a Party of any breach by the other Party of any of its obligations under this Agreement shall be deemed to constitute a waiver of any right hereunder or consent to any subsequent breach of any such obligations.

Captions. The paragraph headings throughout this Agreement are for reference purposes only. The paragraph headings shall in no way be held to explain or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

Number. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular.

Counterparts. This Agreement may be executed in two or more counterparts, including electronic or facsimile copies, each of which shall be deemed an original and all of which shall together constitute one instrument.

Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles.

Relationship of the Parties. Nothing in this Agreement shall constitute a partnership, joint venture, or franchisor/franchisee relationship between the Parties and neither Party is the agent of the other. No Party shall have authority to bind or otherwise obligate the other Party.

Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Mediation. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. Either Party may seek temporary and preliminary equitable relief prior to the mediation to preserve the status quo pending the completion of the mediation and arbitration process. Except for such an action to obtain temporary and preliminary equitable relief, neither Party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 45 days after the date of filing the written request for mediation, whichever occurs first. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the Party against whom enforcement is ordered.

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Arbitration. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either Party may commence the arbitration process called for in this agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party. If the amount in controversy is $250,000 or less, or if the Parties agree, the arbitration will be conducted in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. Unless the Parties otherwise agree, if the amount in controversy exceeds $250,000, the arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings. The Parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. At the request of either Party, the Parties agree that the arbitration process shall be confidential. Either Party may seek temporary and preliminary equitable relief prior to the arbitration to preserve the status quo pending the completion of the arbitration process. Except for such an action to obtain temporary and preliminary equitable relief, neither Party may commence a civil action with respect to the matters submitted to. The provisions of this Paragraph may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all actual, out of pocket costs, fees and expenses, including reasonable, out of pocket attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

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IN WITNESS WHEREOF, the Parties hereto have caused this Issuer Administration and Transfer Agent Services Agreement to be executed by their duly authorized officers as of the Effective Date.

ISSUER:		ADMINISTRATOR:
DeedFlow, Inc.		T7X Equity, Inc.

By:	/s/ Megan Shaw	By:	/s/ Pablo Penaloza
Name: Megan Shaw		Name: Pablo Penaloza
Its: CEO		Its: CEO

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